Exhibit (a)(1)(D)

SUPPLEMENT TO COMPANY NOTICE

To the Holders of

BRISTOW GROUP INC.

3.00% Convertible Senior Notes due 2038

CUSIP 110394 AC7*

Bristow Group Inc. (the “Company”) is offering to purchase all outstanding 3.00% Convertible Senior Notes due 2038 (the “Notes”) that are surrendered for purchase at the option of the holder thereof, upon the terms set forth in the Indenture, the Notes, the Company Notice dated May 15, 2015 (the “Company Notice”) and related offer materials, as amended and supplemented from time to time (the “Offer”). All terms not defined in this letter shall have the meanings set forth in the Company Notice.

The Company is amending the Schedule TO filed by the Company with the Securities and Exchange Commission on May 15, 2015 and has extended the Offer by seven hours. The Offer, which was previously scheduled to expire at 5:00 p.m., New York City time, on June 12, 2015, will now remain open until midnight, New York City time, at the end of the day on June 12, 2015.

Dated: May 28, 2015

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE on behalf of Bristow Group Inc.

*	No representation is made as to the correctness of such number either as printed on the Notes or as contained in this notice, and reliance may be placed only on the other identification printed on the Notes.